Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Lisata Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c) and 457(h)	435,000 (1)	$3.63 (2)	$1,579,050	$0.00011020	$174.01
Total Offering Amounts:					$1,579,050		$174.01
Total Fee Offsets:							—
Net Fee Due:							$174.01

1.Represents shares of common stock, par value $0.001 per share (“Common Stock”) that may be issued under the Lisata Therapeutics, Inc. 2017 Employee Stock Purchase Plan, as amended, and the Lisata Therapeutics, Inc. 2018 Equity Incentive Compensation Plan, as amended (collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plans as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Stock. These shares of Common Stock are reserved for issuance under the Plans as approved by the Company’s stockholders on June 14, 2023.
2.Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Capital Market on July 10, 2023, a date within five business days prior to filing this Registration Statement.